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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Plug Power Inc.:

        We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-200912, 333-175907, 333-90277, 333-90275, and 333-72734) and Form S-3 (Nos. 333-195431, 333-189056, and 333-173268) of Plug Power Inc. of our report dated March 14, 2016, with respect to the consolidated balance sheets of Plug Power Inc. and subsidiaries (the "Company") as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Plug Power Inc.

        Our report dated March 14, 2016 contains an explanatory paragraph that states the scope of management's assessment of internal control over financial reporting excluded the internal control over financial reporting of Hypulsion U.S. Holding, Inc. ("HyPulsion"), which the Company acquired in July 2015. HyPulsion represented 7.3% of total assets and 0.3% of total revenue included in the Company's consolidated financial statements as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of HyPulsion.

/s/ KPMG LLP

Albany, New York
March 14, 2016

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm